$363,000.00                                                     December 1, 2002

FOR VALUE RECEIVED, the undersigned, CALL COMPUANCE, INC., a New York corporation ("Maker"), promises to pay to the order of SPIRiTS MANAGEMENT INC., a Ncw York corporation ("Payee"), at its office, Suite A, 780 New York Avenue, Huntington, New York 11743, or at such other place as Payee may designate to Maker in writing from time to time, the principal amount of Three Hundred Sixty Three Thousand Dollars ($363,000.00), consisting of Three Hundred Thousand Dollars ($300,000.00) of principal indebtedness ("Base Principal") and Sixty Three Thousand Dollars ($63,000.00) reflecting deferred interest on the Prior Note, as hereinafter defined ("Deferred Interest"), together with interest on the Base Principal from the date hereof as follows.

This Note shall reflect the amended terms of indebtedness as evidenced in a certain promissory note dated November 30, 1998 in the principal amount of One Hundred Thousand Dollars ($100,000.00), with AMS Network, Inc. and ASN Voice & Data Corp. as joint and several obligors, giving effect to a subsequent increase in principal (increasing the principal to $300,000.00), and as amended from time to time and assigned to the Maker ("Prior Note"), and shall substitute and supercede the terms of such Prior Note.

Interest on the Base Principal shall be at the rate of 21.0% per annum ("Initial Interest Rate") from the date hereof through May 31, 2003 ("Initial Interest Period"). Commencing June 1, 2003 through May 31, 2008 ("Second Interest Period"), interest on the Base Principal shall be at the rate of 18.0% per annum ("Second Interest Rate").

During the five-year term commencing June 1,2003 this Note is due and payable in equal and self liquidating monthly installments of Nine Thousand One Hundred Ninety-Three Dollars and 04/100 ($9,193.04) consisting of amortization of (i) Deferred Interest, (ii) interest on the Base Principal at the Initial Interest Rate during the Initial Interest Period, (iii) Base Principal and (iv) interest on the Base Principal at the Second Interest Rate during the Second Interest Period. The Maker agrees to make all payments under this Note on the last day of each month ("Payment Date"). If any payment shall be insufficient, any unpaid amounts shall be added to the Base, Principal and shall be treated in all respects as additional principal.

The entire outstanding balance of the Base Principal, Deferred Interest and all accrued but unpaid interest and late charges, if any, shall be become due and payable at the option of Payee immediately upon the happening of any of the following events ("Event of Default"):

            a. a default in payment of any amount due pursuant to this Note continuing beyond ten (10) business days after written notice of such default is given by the Payee to the Maker; or

                         NON-NEGOTIABLEPROMISSORY NOTE

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            b. the filing of a petition in voluntary or  involuntary  bankruptcy by or against Maker, the general assignment for the benefit of creditors of Maker, or the appointment of a receiver or trustee of any assets of Maker.

The Maker shall have the right to prepay this Note, at any time, in whole or in part, without premium or penalty. Each partial prepayment shall be applied first to Deferred Interest and thereafter to accrued interest, and then to installments of current interest and Base Principal, in that order, in the inverse order of their maturity.

A late charge on any payments due made more than five (5) days after the Payment Date thereof shall be paid at the rate of one-half of one percent (.5%) per month or portion thereof that said payment remains unpaid.

It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker hereof under applicable law, but if, notwithstanding, interest in excess of such maximum legal rate shall be paid hereunder, the excess shall be retained by Payee as cash collateral for the payment of the outstanding principal amount and may be applied to pay same.

Maker hereby waives presentment for payment, demand, of non-payment and dishonor, protest, of protest and any other that may be required under the law in connection with enforcement of this Note.

If Maker fails to make timely the payments required hereby, Maker shall pay all costs of collection when incurred, including, without limitation, reasonable attorney's fees and expenses and court costs. Such costs will be added to the balance due hereunder.

This Note may not be modified or the face hereof canceled except in a writing, signed by Maker and by Payee. This Note shall be interpreted and enforced in accordance with the laws of the State of New York without regard to any principles of. conflicts of law. The parties hereto hereby consent to the jurisdiction of the Courts of the State of New York and of the United States District Court for the Eastern District of New York in connection with any and all actions commenced with respect to this Note and further consent that any notice, process or notice of motion or other application to either of said courts or judges thereof may be served in or out of the State of New York by certified or registered mail return receipt requested, or by personal service, provided a reasonable time for appearance is allowed, or in such other manner as may be permitted by either of said courts.

As used herein, the terms "Maker" and "Payee" shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

CALL COMPLIANCE, INC.



Name: _________________
Title:        C


NON-NEGOTIABLEPROMISSORY NOTE